Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Second Quarter 2011 Financial Results

LINCOLNSHIRE, Illinois - (July 25, 2011) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced its financial results for the second quarter of 2011.

The Company’s cash and cash equivalents as of June 30, 2011 were approximately $37.1 million. BioSante incurred a net loss of approximately $15.0 million or ($0.16) per share for the quarter ended June 30, 2011, compared to a net loss of $10.8 million or ($0.17) per share for the same period in 2010. This expected increase in net loss was due primarily to the conduct of the three ongoing LibiGel® (testosterone gel) Phase III clinical studies to support submission of a new drug application (NDA) for U.S. Food and Drug Administration (FDA) approval.

As a result of this focus on LibiGel development and the Company’s planned conduct of the LibiGel program, research and development expenses increased to approximately $11.1 million and $26.0 million for the three and six month periods ended June 30, 2011 from $8.7 million and $18.1 million for the three and six month periods ended June 30, 2010.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology.  BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment (SPA).  BioSante’s first FDA-approved product is Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, marketed in the U.S. by Azur Pharma, BioSante’s licensee.  BioSante also is developing a portfolio of cancer vaccines, four of which have been granted Orphan Drug designation, and are currently in several Phase II clinical trials.  Other BioSante products are Bio-T-Gel™, a testosterone gel for male hypogonadism, for which an NDA is pending, licensed to Teva Pharmaceuticals, and an oral contraceptive in Phase II clinical development using BioSante patented technology.  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary

646-378-2953; tswanson@troutgroup.com	312-506-5220; azachary@mckinneychicago.com